April 26, 1999



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 4 (Amendment) by IDS Life Insurance Company for the filing of the Flexible Premium Survivorship Variable Life Insurance Policy ("the Policy") under the Securities Act of 1933. The prospectus included on Form S-6 in the Amendment describes the Policy. I am familiar with the Policy, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that section, are consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.

Very Truly Yours,


/s/ James M. Jensen
    James M. Jensen, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development